Exhibit 99.2

FOR IMMEDIATE RELEASE

William Lyon Homes Announces Proposed Notes Offerings

$250 Million of Senior Notes due 2022

$50 Million of Additional 5.75% Notes due 2019

NEWPORT BEACH, Calif. — July 30, 2014 — William Lyon Homes (NYSE: WLH) (the “Company”) announced today its intention, subject to market and other conditions, to privately offer (i) $250 million in aggregate principal amount of senior notes due 2022 (the “2022 Notes”) through its wholly owned subsidiary, WLH PNW Finance Corp. (the “Escrow Subsidiary”), and (ii) $50 million in aggregate principal amount of additional 5.75% senior notes due 2019 (the “Additional 2019 Notes”) through its wholly owned subsidiary, William Lyon Homes, Inc. (“California Lyon”).

The Company intends to use the proceeds from these offerings to finance a portion of the purchase price of its previously announced acquisition of the residential homebuilding business of Polygon Northwest Homes (the “Polygon Acquisition”), which is expected to close on or before August 15, 2014, subject to the satisfaction of certain closing conditions.

The 2022 Notes will initially be issued by the Escrow Subsidiary. Upon consummation of the Polygon Acquisition, the proceeds from the offering are expected to be released from escrow, Escrow Subsidiary will merge with and into California Lyon, with California Lyon continuing as the surviving entity, and California Lyon will be the obligor of the 2022 Notes. The 2022 Notes will be senior unsecured obligations of California Lyon and, after California Lyon becomes the obligor under the 2022 Notes, will be guaranteed by the Company and substantially all of the Company’s wholly-owned subsidiaries (which will include the entities acquired from Polygon Northwest Homes). If the Polygon Acquisition is not consummated, the proceeds held in escrow will be returned to the purchasers.

The Additional 2019 Notes are being offered as additional notes under the indenture, dated as of March 31, 2014, among California Lyon, the guarantors party thereto and U.S. Bank National Association, as trustee, pursuant to which California Lyon issued $150 million in aggregate principal amount of its 5.75% Senior Notes due 2019 on March 31, 2014 (the “Existing 2019 Notes”). The Additional 2019 Notes will be treated as a single series with, and will have the same terms as, the Existing 2019 Notes. If the Polygon Acquisition is not consummated, the proceeds of the Additional 2019 Notes will be used for growth capital and general corporate purposes.

The 2022 Notes and Additional 2019 Notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. The 2022 Notes and Additional 2019 Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the 2022 Notes, the Additional 2019 Notes or any other securities and shall not constitute an offer or a solicitation of an offer to buy, or a sale of, the 2022 Notes, the Additional 2019 Notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed notes transactions described above, or the acquisition of Polygon Northwest Homes’ residential homebuilding business, as referenced above, will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About William Lyon Homes

Headquartered in Newport Beach, California, William Lyon Homes is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada and Colorado. Its core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas and Denver. William Lyon Homes has a distinguished legacy of more than 58 years of homebuilding operations, over which time it has sold in excess of 77,000 homes. William Lyon Homes markets and sells it homes under the William Lyon Homes brand in all of its markets except for in Colorado, where the Company operates under the Village Homes brand.

Investor/Media Contacts:

Larry Clark

Financial Profiles, Inc.

(310) 622-8223

WLH@finprofiles.com

Lisa Mueller

Financial Profiles, Inc.

(310) 622-8231

WLH@finprofiles.com

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